Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)
Liberty Broadband Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1—Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction(1)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$13,017,393,377.07	0.00015310	$1,992,962.93
Fees Previously Paid	—	—	$0
Total Transaction Valuation	$13,017,393,377.07	—	—
Total Fees Due for Filing	—	—	$1,992,962.93
Total Fees Previously Paid	—	—	$0
Total Fee Offsets	—	—	$1,992,962.93(2)
Net Fee Due	—	—	$0

(1)
Equals the Maximum Aggregate Offering Price as described in the Registration Statement on Form S-4, file number 333-283779, filed by Charter Communications, Inc. with the Securities and Exchange Commission on December 13, 2024.
(2)
Offset pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	—	S-4	333-283779	December 13, 2024	—	$1,992,962.93	—
Fee Offset Sources	Charter Communications, Inc.	S-4	333-283779	—	December 13, 2024	—	$1,992,962.93